Exhibit 10.18

As of March 6, 2023

Mr. Greg Heller

755 Battery Avenue

Atlanta, GA 30339

Re:	Restated Employment Agreement by and between Greg Heller and Atlanta National League Baseball Club, LLC

Dear Greg:

This letter agreement (“Agreement”) is entered, effective as of the date set forth above, by and between you (“Executive”) and the Atlanta National League Baseball Club, LLC (“ANLBC”) to set forth the terms and conditions of your employment with ANLBC.  You and ANLBC desire to restate the terms of your employment with ANLBC such that the terms and conditions of the current employment agreement in effect between you and ANLBC, dated as of January 8, 2020 (“Prior Agreement”), are of no further force and effect and the Prior Agreement is hereby restated and superseded by the terms and conditions of this Agreement.  In consideration of the premises and mutual covenants and agreements herein, the receipt and sufficiency of which are hereby acknowledged, Executive and ANLBC (individually a “Party,” and collectively the “Parties”) hereby agree as follows:

1.Prior Agreement.  The Prior Agreement, whether oral or written, is hereby terminated and of no further force and effect.
2.Service.
A.Executive Vice President and Chief Legal Officer.  Subject to the terms and conditions of this Agreement, ANLBC hereby employs Executive as Executive Vice President and Chief Legal Officer of ANLBC and Executive hereby accepts such employment.  Executive shall also serve as the Executive Vice President & Chief Legal Officer of Braves Holdings, LLC (“Braves Holdings”), Braves Baseball Holdco, LLC (“Braves Baseball Holdco”), BDC Holdco, LLC (“BDC Holdco”) and its related subsidiaries and affiliates.  In this position, Executive shall be responsible for overseeing all legal affairs of ANLBC, Braves Holdings, Braves Baseball Holdco and BDC Holdco, and their related subsidiaries and affiliates, and such other additional duties as may be assigned to Executive from time to time by ANLBC (collectively the “Services”).  Executive shall devote all of Executive’s business time, energy, and skill to performing his obligations hereunder.
B.Standard of Performance.  Executive agrees that he shall faithfully and industriously perform the Services to the best of his ability and, in accordance with ANLBC’s direction and control, all of the duties that may be required of and from him by ANLBC pursuant to the terms of this Agreement.  Executive recognizes that public perception of ANLBC is vital to the success of ANLBC, and Executive as a representative of ANLBC agrees not to publicly disparage ANLBC or make negative and injurious statements or instigate negative or injurious publicity concerning ANLBC or its name, reputation, directors, officers, or employees.  ANLBC agrees not to publicly disparage Executive or make negative and injurious statements or instigate negative or injurious publicity concerning Executive or his name or reputation.

C.Compliance with ANLBC Policies.  Subject to the terms of this Agreement, during the Term, Executive shall comply in all material respects with all policies and procedures applicable to similarly situated Executives of ANLBC generally and to Executive specifically, including, without limitation, ANLBC or its parent company’s employee handbook and standards of business conduct, as they may be modified or amended from time to time.
D.MLB Rules and Regulations.  Executive agrees to be bound and governed by the Constitution and By-Laws, rules, regulations, policies, directives, resolutions, and agreements of Major League Baseball (“MLB”), as they may be modified or amended from time to time.
E.Rights to Use Name and Likeness.  In connection with the exercise of rights granted to ANLBC hereunder, Executive agrees that ANLBC and its parent and affiliate companies shall have the right to use the name, voice, likeness, and biography of Executive for publicity purposes (but not in a manner to endorse any person, product or service without Executive’s prior, written consent, provided, however, Executive acknowledges that many of ANLBC’s promotional materials and initiatives are sponsored by third parties and Executive’s consent is not required in connection with such usual and customary promotion of ANLBC initiatives sponsored by third parties).  Executive agrees that he shall not permit the use of his name, voice, likeness, biography, and/or statements to promote or advertise any product, service, or organization during the Term without the prior, written consent of ANLBC.  Notwithstanding the foregoing provisions, Executive shall be entitled to serve on the board of directors of any civic, charitable, or professional organization, provided that such service does not interfere or conflict with Executive’s provision of the Services or his fulfillment of any of his other obligations under this Agreement.  Subject to Section 9, Executive shall also be entitled to accept speaking engagements relating to leadership, management, and other related topics provided that Executive obtains pre-approval from ANLBC, which approval shall not be unreasonably withheld or delayed, and provided that such speaking engagements do not interfere or conflict with Executive’s provision of the Services or his fulfillment of any of his other obligations under this Agreement.
3.Term.  The “Term” of this Agreement shall commence on the date set forth above and shall expire on December 31, 2027, subject, however, to prior termination, extension, or modification as provided in this Agreement.
4.Compensation.
A.Base Salary.  During the Term of this Agreement, Executive shall receive an annual base salary from ANLBC at the following per annum rate, pro-rated for any partial year:

2023:   $750,000

2024:$800,000

2025:$825,000

2026:$850,000

2027:$875,000

B.Incentive Bonus.  During each complete calendar year that Executive provides services to ANLBC, Executive shall be eligible for an annual bonus opportunity, based on the performance of ANLBC and Executive during such calendar year, as determined by ANLBC based on specific goals established annually by ANLBC and Executive:

2023:   $300,000

2024:$400,000

2025:$412,500

2026:$425,000

2027: $437,500

Executive’s incentive bonus, if any, shall be payable in accordance with ANLBC’s incentive bonus payment policy (as it may be modified or amended from time to time, and which currently is payable on or around December 15).

C.Auto Allowance.  Executive shall receive an automobile allowance of $1,000 per month.

D.Payments.  All compensation hereunder shall be payable during the Term on such schedule as ANLBC may implement from time to time for general payroll purposes (current schedule is semi-monthly payments), and all compensation hereunder is subject to any and all withholdings and deductions required by applicable law.

5.Employee Benefits.
A.Insurance/Benefit Programs.  Executive shall be entitled to participate in such of ANLBC’s or its parent company’s retirement, health, life, and other insurance and benefits programs or plans which are available to other senior level executives of ANLBC who are similarly situated to Executive (i.e. EVP and higher officers), subject to ANLBC’s or its parent company’s policies with respect to all such benefits or insurance programs or plans and the terms of such programs or plans; provided, however, that notwithstanding anything herein to the contrary, neither ANLBC nor its parent company shall be obligated to institute or maintain any particular benefit or insurance program or plan or aspect thereof.
B.Stock Incentive Program.  For each calendar year during the Term beginning with 2024, to the extent ANLBC (or its parent company) offers any stock option, stock appreciation, restricted stock or other similar equity incentive plan, generally consistent with prior ANLBC (or its parent company) long term incentive plans that were tied to, tracked or covered shares with respect to or reference to, the value of ANLBC (the “ANLBC Stock Incentive Plan”), and subject to approval of the administrator of the ANLBC Stock Incentive Plan, Executive shall be eligible to receive from such Stock Incentive Plan an equity award with a grant date fair value of $1,100,000 (the “Annual Equity Value”), as calculated using the standard grant practices of ANLBC (or its parent company), per calendar year.  The amount and terms of vesting of each equity award grant will be determined by the administrator of the ANLBC Stock Incentive Plan in its sole discretion, will be subject to the terms of the ANLBC Stock Incentive Plan as it may be modified or amended from time to time, and will be granted pursuant to an equity award agreement in the form approved by the administrator of the ANLBC Stock Incentive Plan from time to time. Notwithstanding anything herein to the contrary, neither ANLBC nor its parent company shall be obligated to institute or maintain any particular program or plan or aspect thereof.  Commencing in 2024, in the event Executive has not received awards with aggregate grant date fair values of at least $1,100,000 per year of the Term, as calculated using the standard grant practice of ANLBC (or its parent company), from any such ANLBC Stock Incentive Plan(s) in place during the Term (any such shortfall, the “Annual Equity Shortfall Amount”), ANLBC agrees to pay to Executive any such Annual Equity Shortfall Amount  in cash, additional equity grants or additional cash-based awards before December 31 of such year.  By way of example and not limitation, if Executive was granted an award under the ANLB Stock Incentive Plan with a grant date value of $1,000,000 in 2024, as calculated using the standard grant practices of ANLBC (or its parent company), ANLBC agrees to pay to Executive $100,000 in cash or cash-based awards, as calculated using the standard grant practices of ANLBC (or its parent company), on or before December 31 of 2024.  For the avoidance of doubt, ANLBC reserves the right to satisfy the Annual Equity Value solely in cash or cash-based awards, in each case, subject to the same terms and conditions as would have applied to the equity grant.

C.Business Expenses.  ANLBC agrees to reimburse Executive for such reasonable, ordinary, necessary, and authorized actual out-of-pocket business expenses incurred by Executive in performance of assigned duties upon submission of complete receipts in accordance with ANLBC’s policy regarding such expenses, as it may be modified or amended from time to time.
D.Paid Time Off.  Executive shall be entitled to paid time off during the Term, to be accrued and taken in accordance with a policy that is no less favorable for Executive than other similarly situated officers of ANLBC (i.e. EVP and higher officers).
6.Termination.
A.Death or Total Disability.  Executive’s employment by ANLBC shall terminate upon Executive’s death.  ANLBC may, in accordance with applicable state and federal laws and regulations, terminate Executive’s employment hereunder in the event Executive becomes disabled (as certified by a qualified independent doctor) and is unable to perform the essential functions of his position, with or without reasonable accommodation for a period of ninety (90) consecutive days or for an aggregate of one hundred twenty (120) business days during any twelve (12) month period.  Notwithstanding the foregoing provision, if it is determined by ANLBC that Executive has a “disability” as defined under the Americans with Disabilities Act (as amended), Executive’s employment shall not be terminated on the basis of such disability unless it is first determined by ANLBC after consultation with Executive and his treating physician that there is no reasonable accommodation which would permit Executive to perform the essential functions of his position without imposing an undue hardship on ANLBC.  For any period of disability in which Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, preceding the termination of this Agreement, Executive shall be compensated pursuant to the terms of any applicable short-term or long-term disability program or workers’ compensation program and will not receive compensation pursuant to this Agreement.

B.Cause.  ANLBC may terminate Executive’s employment hereunder for “Cause.”  “Cause” shall mean (a) Executive’s breach of or failure to observe any provision or term of this Agreement in any material respect, including, without limitation, any material breach of MLB Rules and Regulations or ANLBC’s or its parent company’s policies or standards of business conduct, provided that if such breach or performance issue is curable, Executive had received written notice and ten (10) business days to cure such breach or performance issue, and that Executive failed, in ANLBC’s sole and reasonable discretion, to cure such breach; (b) in ANLBC’s sole and reasonable discretion, Executive’s engaging in misconduct that is reasonably likely to cause material damage to the business or reputation of ANLBC, any affiliate of ANLBC, or any personnel thereof; (c) Executive’s engaging in any gross negligence, or gross misconduct in connection with the performance of his duties hereunder, which, in ANLBC’s sole and reasonable discretion and judgment, is, or is likely to be, injurious to ANLBC, its financial condition, or its reputation; (d) Executive’s engaging in improper or unethical business activity, in ANLBC’s sole and reasonable discretion, including, but not limited to, fraud, misappropriation, embezzlement, dishonesty, harassment or discrimination in violation of ANLBC policies, willful or negligent destruction of ANLBC property; (e) material breach of any statutory or common law duty of loyalty to ANLBC; or (f) Executive’s charge with, conviction of or plea of guilty or nolo contendere or no contest with respect to: (A) any felony or any misdemeanor involving fraud, dishonesty, moral turpitude, or a breach of trust (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of ANLBC, or (B) any crime connected with the business of ANLBC.
C.Termination Date and Notice of Termination.  Any termination of Executive’s employment by ANLBC (other than termination upon the death of Executive) shall be communicated by written notice to Executive, and the date of termination shall be the date on which such notice is given.
D.Payments Upon Termination:
(1)In the event of the termination of the Executive for Cause, or upon the Executive’s death or termination due to disability, or upon the Executive’s voluntary termination of employment prior to the end of the Term, ANLBC shall pay to Executive his Base Salary through the Executive’s termination date (in the case of disability, offset by any disability payments described in Section 6.A.), any accrued but unused vacation time as of the termination date, and reimbursement for business expenses incurred prior to the termination date, within ten (10) days after such termination date, Executive’s participation in any employee benefit plans maintained by ANLBC or the company’s parent will cease as of such termination date and Executive’s rights to payments or awards described in Section 4.B, Section 4.C, or Section 5.B that were not previously paid or granted will cease as of such termination date; provided, however, that, (a) upon the Executive’s death or termination due to disability, Executive (or Executive’s estate, as applicable) shall remain entitled to receive any Bonus earned pursuant to Section 4.B for the year prior to the year of termination that remains unpaid.

(2)In the event of an involuntary termination of the Executive by ANLBC not for Cause, subject to Executive’s execution and non-revocation of a release of claims in a form satisfactory to ANLBC (and its parent company), ANLBC will (a) pay to Executive the sum of his Base Salary, Bonus opportunities described in Section 4.B and Annual Equity Value (which shall not include the Bonus opportunity or Annual Equity Value with respect to the year in which such termination occurs if such Bonus was paid, or an award was granted, as applicable, prior to such termination and which would be in full satisfaction of any rights under Section 4.B and Section 5.B hereof, respectively, which will cease as of such termination date) that would have been payable through the end of the Term, in semi-monthly installments pursuant to ANLBC’s regular payroll practices through the end of the Term and (b) pay Executive any Bonus earned pursuant to Section 4.B for the year prior to the year of termination that remains unpaid; provided, however, that any such payments described in (a) hereof shall be reduced by any compensation received during the Term by Executive from another MLB club. In the event of an involuntary termination of the Executive by ANLBC not for Cause, any accrued but unused vacation time as of the termination date and reimbursement for business expenses incurred prior to the termination date will be paid to Executive within ten (10) days after such termination date, Executive’s rights to payments, awards or benefits described in Section 4.B and Section 4.C will cease as of such termination date, and Executive’s participation in any employee benefit plans maintained by ANLBC or the company’s parent will cease as of such termination date; provided, however, ANLBC will reimburse Executive for his COBRA payments for a period equal to the lesser of (i) the remaining Term of the Agreement or (ii) eighteen (18) months.
7.Representations.  Executive hereby represents and warrants (a) that he has the right to enter into this Agreement with ANLBC and to grant the rights contained herein, (b) that the provisions of this Agreement do not violate any other contracts or agreements that he has entered into with any other individual or entity, and (c) that he has and he will continue to comply with the terms of this Agreement, all policies of ANLBC, its parent and affiliate companies, and all applicable laws.
8.Pay or Play.  Nothing herein shall be deemed to obligate ANLBC to use Executive’s Services in connection with the operation of its business or otherwise, and ANLBC shall have fully discharged its obligations to Executive hereunder by providing him with the compensation and benefits specified hereinabove (except for any benefits for which participation would violate the applicable plan document or applicable law).
9.Restrictions.  Executive shall devote as much of his time, skill, and energies to ANLBC’s business as are necessary to fulfill the terms of this Agreement.  Executive’s Services shall be exclusive to ANLBC and its affiliate companies and Executive agrees he will not perform services of any nature for, or permit the use of his name, likeness, voice, biography or endorsement by, any individual or entity other than ANLBC during the Term, except with prior written consent of ANLBC.  Subject to the provisions of ANLBC’s Code of Business Conduct, for approved engagements, Executive shall not accept any material compensation in connection with outside consulting engagements, speaking engagements, for-profit board service, or other similar commitments without first seeking and obtaining approval from ANLBC’s Chairman or his or her designee.  For purposes of this Section 9, “material compensation” shall mean aggregate outside payments or benefits (excluding Code of Business Conduct approved reimbursement for conference fees and travel-related expenses related to speaking engagements) in any one calendar year of an amount and/or having a value equal to or greater than five percent (5%) of the then-current Base Salary.

10.Rights to Work Product.  Except as expressly provided in this Agreement, ANLBC alone shall be entitled to all benefits, profits, and results arising from or incidental to Executive’s performance of the Services.  To the greatest extent possible, any work product, property, data, documentation, or information or materials prepared, conceived, discovered, developed, or created by Executive in connection with performing the Services or any other of his employment responsibilities during the Term (“Work Product”) shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by ANLBC.  Accordingly, ANLBC is and shall be considered the author and the sole and exclusive owner of the Work Product.  If under any applicable law the Work Product is not deemed or otherwise considered work made for hire, then to the fullest extent allowable and for the full term of protection otherwise accorded to Executive under such applicable law (including any and all renewals, extensions and revivals thereof), Executive hereby assigns and transfers to ANLBC all its rights, including but not limited to all copyright rights and moral rights, in and to the Work Product.  Executive agrees to execute and deliver to ANLBC any transfers, assignments, documents, or other instruments that ANLBC may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in ANLBC.  Unless otherwise specifically agreed in writing, Executive shall not be entitled to any compensation in addition to that provided for in Section 4 of this Agreement for any exercise by ANLBC of its rights set forth in the preceding sentence.
11.Nondisclosure Covenant.  In the course of performing the Services, Executive will receive, develop and/or acquire “Trade Secrets” and “Confidential Information” (as those terms are defined herein).  “Trade Secrets” shall mean information or data of or about ANLBC, Major League Baseball, Braves Development Company, LLC, or any affiliated entity, including, but not limited to, technical or non-technical data, retail leases, hotel and office leases, baseball operations, scouting and draft data, sales and marketing information, ticketing, parking and concessions information, player personnel and other employment information, stadium, venue and strategic plans, formulas, patterns, compilations, programs, legal information, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees, licensees, or suppliers that (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use, and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.  To the extent that the foregoing definition is inconsistent with a definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Executive’s obligations under this Agreement.  “Confidential Information” shall mean valuable, non-public, competitively sensitive data or information relating to the business of ANLBC or any affiliated entity, other than Trade Secrets.  Executive acknowledges and agrees that any unauthorized disclosure or use, whether on Executive’s own behalf or on behalf of any third party, of any of the Trade Secrets or Confidential Information would be wrongful and would likely result in immediate and irreparable injury to ANLBC or its affiliates.  Except as required to perform the Services or except with ANLBC’s prior written permission, Executive shall not, without the express prior written consent of ANLBC, distribute, redistribute, market, publish, disclose, or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity, (i) any Trade Secrets at any time (during or after the Term) during which such information or data shall continue to constitute a “trade secret” under applicable law, and (ii) any Confidential Information during the Term and for a period of twelve (12) months thereafter.  Executive agrees to cooperate with any confidentiality requirements of ANLBC.  Executive shall immediately notify ANLBC of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware.  Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (I) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (III) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.Return of Work Product and ANLBC Property.  At any point during the Term at the specific request of ANLBC, or, in any event, as promptly as practicable after Executive’s employment hereunder has been terminated, Executive will return to ANLBC all Work Product and all data, lists, information, memoranda, notes, records, reports, files, rolodexes, and documents, whether physical or digital, belonging to ANLBC or any affiliate (including any copies or reproductions thereof and any materials constituting or containing Trade Secrets or Confidential Information of ANLBC) and all other property of ANLBC or any affiliate that are in Executive’s possession or control.
13.Acknowledgment.  The Parties acknowledge and agree that the covenants of Executive in Sections 2(E), 10, 11 and 12 (collectively, the “Protective Covenants”) are reasonable as to time, scope, and territory given ANLBC and its affiliates need to protect the substantial investments in their Confidential Information, Trade Secrets, and customer relationships, and particularly given (a) the generous compensation and benefits that are to be provided Executive, (b) ANLBC’s investment of time, effort, and capital in enhancing Executive’s business skills and opportunities, (c) the complexity and competitive nature of ANLBC’s business and that of its affiliates, and (d) that Executive has sufficient skills to find alternative, commensurate employment or consulting work in Executive’s field of expertise that would not entail a violation of the Protective Covenants.
14.Survival.  The Protective Covenants shall survive termination of this Agreement and shall survive Executive’s termination or separation from ANLBC for any reason.  Executive’s obligations under the Protective Covenants are independent of any other covenant or promise by Executive, and the existence of any claim or cause of action against ANLBC, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Protective Covenants.
15.Enforcement.  Executive understands and agrees that any controversy or claim—whether initiated by Executive or ANLBC—arising out of or having a connection with this Agreement or Executive’s employment with ANLBC shall be resolved on an individual basis by binding arbitration.  The Parties agree that, by choosing individual arbitration as the means of dispute resolution, each Party waives the right to assert class or collective action claims against the other.  The obligation to arbitrate shall extend to and encompass any claims that Executive might have or assert against any ANLBC employee, officer, director, or agent.  The dispute shall be determined by arbitration in Atlanta, Georgia, before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and, except Rule 16.2(h), in accordance with the Expedited Procedures in those Rules.  Judgment on the Award may be entered in any court having jurisdiction.  This clause shall not preclude ANLBC from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  Issues of arbitrability shall be determined by an arbitrator in accordance with the federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia, without regard to its conflict-of-laws principles.  Each Party shall bear its own attorney fees associated with the arbitration; other costs, and the expense of the arbitration, shall be borne as provided by the rules of JAMS.  If any portion of this paragraph is held unenforceable, it shall be severed and shall not affect the duty to arbitrate.  Notwithstanding this section, Executive acknowledges that if Executive breaches any of the Protective Covenants, ANLBC may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.

16.Set-Off.  Notwithstanding anything to the contrary in this Agreement, in the event of a breach by Executive of any provision of this Agreement, ANLBC shall have the right to set-off against any sums ANLBC owes Executive the amount of any damages incurred or suffered by ANLBC as result of the breach as determined by a court of competent jurisdiction or via arbitration as provided for in Section 15 above.  Any such set-off shall not be presumed to be in full satisfaction of or as liquidated damages for or as a release of any claim for damages against Executive that may accrue to ANLBC or its affiliates as a result of the breach.
17.Miscellaneous.
A.Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative, and assigns, and ANLBC and its successors and assigns; provided, however, neither Party shall be entitled to assign this Agreement or any of its rights, or delegate any of its duties hereunder (except, in the case of Executive, customary delegation of authority not inconsistent with this Agreement and except, in the case of ANLBC, to any person or entity acquiring all or substantially all of the assets or stock of ANLBC or to any entity controlling, controlled by, or under common control with ANLBC), hereunder without the prior written consent of the other Party.
B.Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
C.Notices.  Unless otherwise agreed to in writing by the Parties, all communications provided for hereunder shall be in writing and shall be deemed to be given either when delivered, if delivered in person or by telecopy, or five (5) business days after being sent by first-class mail, registered or certified, return receipt requested, with proper postage prepaid, and
(1)If to Executive, addressed to the address listed above.

(2)If to ANLBC, addressed to:

Mr. Terry McGuirk

755 Battery Avenue

Atlanta, GA 30339

with a copy to ANLBC’s EVP & Chief Legal Officer at the same address.

D.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
E.Entire Agreement.  This Agreement is intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made.  This Agreement may be modified only by a written instrument signed by each of the Parties.
F.Severability.  All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope, or otherwise, the Parties intend for the judicial body, to the greatest extent possible, to modify the unreasonable portion and construe the provision to comport with the reasonable intent and expectations of the Parties and in favor of providing reasonable protection to ANLBC’s legitimate business interests.
G.Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same provision by the other Party or a waiver of a breach of another provision of this Agreement by the other Party.  No waiver or modification of any provision of this Agreement shall be valid unless in writing and duly executed by the Party to be charged with the waiver or modification.
H.Section 409A Compliance.  This Agreement and the payments contemplated hereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including any regulations and guidance issued thereunder (“Section 409A”), or, if not so exempt, to comply with Section 409A to the extent Section 409A is applicable to this Agreement or any payments contemplated hereunder.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by ANLBC in a manner consistent with such intention and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto.  Each payment to be made under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.  Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment under this Agreement constitutes “nonqualified deferred compensation” under Section 409A, the following shall apply to the extent Section 409A is applicable to such payment:

i.Any payment that is triggered upon the Executive’s termination of employment shall be paid only if such termination of employment constitutes a “separation from service” under Section 409A;
ii.All expenses eligible for reimbursement under this Agreement shall be provided by ANLBC or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement is not subject to liquidation or exchange for another benefit.
iii.In the event that Executive is deemed on the date of termination to be a “specified employee” as defined in Section 409A, then with regard to any payment or the provision of any benefit that is subject to Section 409A and is payable on account of a separation from service (as defined in Section 409A), such payment or benefit shall be delayed for until the earlier of (a) the first business day of the seventh calendar month following such termination of employment, or (b) Executive’s death.  Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
iv.Notwithstanding the foregoing, ANLBC makes no representations that payments, awards and benefits described herein shall be exempt from or comply with Section 409A and if this Agreement or the payments, awards or benefits described herein fail to meet the requirements of Section 409A, neither ANLBC nor any of its affiliates, including its parent company, shall have any liability for any tax, penalty or interest imposed on Executive under Section 409A, and Executive shall have no recourse against ANLBC or any of its affiliates, including its parent company, for payment of any such tax, penalty or interest imposed by Section 409A.

If the foregoing is consistent with your understanding of our agreement with respect to the subject matter addressed herein, please so indicate by signing below and returning this Agreement to ANLBC’s EVP & Chief Legal Officer.

Very truly yours,

ATLANTA NATIONAL LEAGUE BASEBALL CLUB, LLC

By: /s/ TERENCE F. MCGUIRK

Terry McGuirk, Chairman

AGREED AND ACCEPTED:

EXECUTIVE

/s/ GREG HELLER

Greg Heller